Exhibit 99.1

INmune Bio, Inc. Strengthens Board of Directors with Appointment of Veteran Finance Executive Marcia Allen

LA JOLLA, Calif., Nov. 19, 2019 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB), an immunology company developing treatments that harness the patient’s innate immune system to fight disease, today announced that Marcia Allen has joined the company’s board as an independent director.

“Marcia is recognized as a leader in the financial community and brings a unique, broad ranging international experience to the Board that further strengthens our team,” said RJ Tesi, MD, INmune Bio’s Chief Executive Officer and Chief Medical Officer. “Her public company experience and financial expertise will be invaluable as we continue to grow the company.”

“INmune Bio has a remarkable opportunity to address an array of ineffectively treated diseases with its platform solutions, and I look forward to helping guide the company in the execution of its strategy through the next phases of its development,” said Allen.

About Marcia Allen

Ms. Allen is the CEO and founder of Allen & Associates. For the past twenty years she has been devoted to venture capital and corporate finance representing both investors and companies, primarily in the small to mid-cap arena. Her focus has been on building asset value through acquisition and internal growth funded by institutional investment groups. In this capacity, Ms. Allen was a Managing Director of Elite Capital, Inc., a Southern California Venture Capital Firm. She has also served as principal at Allen/Brenner, Inc., an Orange County based money and cash management firm. Ms. Allen was responsible for building its portfolio under management to approximately $1.0 billion at which time she divested the client base to a major Wall Street investment banking firm. During these years Ms. Allen was a founder and served as CFO and Director of The Movie Group, (AMX) the originating company which is today Lionsgate Entertainment (NYSE). She has more than 25 years with mergers and acquisitions, corporate finance and CFO and CEO experience. Ms. Allen was a Chief Financial Officer and Corporate Development Officer for W.R. Grace & Co. (NYSE) and was part of the founding group of Ruby Tuesday, Inc., (NYSE) a national restaurant chain. She relocated to join Taco Bell, Inc. as the Company's Chief Financial Officer where she structured and facilitated the acquisition of Taco Bell, Inc. by PepsiCo, Inc. Her expertise in the corporate world comes from both the operational sector and investment arena, which gives her unique insight and advantage.

Ms. Allen received a Bachelors, Finance and Accounting from Haslam College of Business at the University of Tennessee in finance and accounting. She has been a speaker for Strategic Research Institute, Inc. magazine, the National Restaurant Association, the California Restaurant Association, the American Institute of Certified Public Accountants and the Los Angeles Venture Association (LAVA). She is active in numerous civic and political organizations and sits on the Board of Directors of several public and private companies and philanthropic organizations. She currently serves as the chairperson of the Audit Committee and as an independent director of Ark Restaurants Corp. (NASDAQ), an owner and operator of 20 restaurants and bars, 21 fast food concepts, and catering operations primarily in New York City; Florida; Washington, DC; and Las Vegas, NV.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for cancer (INB03), Alzheimer’s (XPro595), and NASH (NeuLiv™). The Innate Immune Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03 and XPro1595 are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com